Severance Program-Corporate Leadership Team

Purpose
The Corporate Executive Board (“CEB” or “Company”) provides a severance program for Corporate Leadership Team (“CLT”) members, at the levels of Executive Director and above, to provide severance benefits in the event that a member of the CLT is terminated without Cause. This program is in lieu of the Severance Program-U.S. Staff, and completely supersedes that program for CLT members.

Definitions Applicable to Severance Program – Corporate Leadership Team
“Base Salary” means the CLT member’s annual rate of base salary in effect on the date of the CLT member’s termination of employment, determined in each case prior to reduction for any employee-elected salary reduction contributions made to an employer-sponsored non-qualified deferred compensation plan or an employer-sponsored plan pursuant to Section 401(k) or 125 of the Internal Revenue Code, and excluding bonuses, allowances, commissions, deferred compensation payments and any other extraordinary remuneration.

“Cause” shall mean CLT member’s commission of a material act of fraud, theft or dishonesty against the Company; conviction of any felony; or willful non-performance of material duties which is not cured within sixty (60) days after receipt of written notice to the CLT member.

“Corporate Leadership Team member” shall mean members of the Corporate Leadership Team of the Company, at the levels of Executive Director and above. This policy applies to Executive Director and above members of the CLT once they have served as an official member of the CLT for twelve consecutive months, and applies only during the time they serve as an official part of this leadership body of the firm; should any CLT member rotate off this leadership body, yet remain employed by the Company, he/she will be administered under the Company’s standard Severance Program at and after the time of rotation off the Corporate Leadership Team.

“Release” shall mean a release to be signed by the CLT member in such form as the Company shall determine, which shall, to the extent permitted by law, waive all claims and actions against the Company and its affiliates and such other related parties and entities as the Company chooses to include in the release except for claims and actions for benefits provided under this Severance Program (which Release is not revoked by the CLT member).

“Target Bonus” shall mean the CLT member’s annual target bonus (as defined in the Corporate Leadership Team Bonus Plan) for the year in which the termination occurs.

Eligibility
To be eligible for this program, an individual must have a title of Executive Director or above, must have served as a member of the CLT for at least twelve consecutive months, and must be an active member of the CLT, as defined above. The requirement of twelve consecutive months of service on the CLT may be waived on a case-by-case basis in the Company’s sole discretion by the Compensation Committee or, in the case of CLT members who are not Named Executive Officers, by the Company’s Chairman and Chief Executive Officer. This program does not apply to the Company’s Chairman and Chief Executive Officer.

Severance Benefits
(a) If the CLT member is terminated from employment with CEB without Cause, then he/she shall be entitled to receive, in lieu of any further payments (including, without limitation, in lieu of any annual bonus payments or pro-rata bonus payments), a cash amount equal to the sum of (i) twelve (12) months of Base Salary and (ii) a pro rata Target Bonus for the year in which the termination occurs. The base salary will be paid in equal installments over the twelve (12) months following the CLT member’s termination, and commencing within ten (10) business days following his/her termination (or, if later, upon the expiration of the revocation period, if applicable, under the Release, but in no event later than the later of the December 31 next-following the termination or 2-1/2 months after the termination). The pro rata Target Bonus will be paid in a lump sum within ten (10) business days following the CLT member’s termination (or, if later, upon the expiration of the revocation period, if applicable, under the Release). These payments are in lieu of (and not in addition to) any severance payments the CLT member may have been entitled to receive under any other agreement, plan or policy (including any Change in Control Severance Agreement or Employment Agreement), and any payments under any such agreement, plan or policy shall offset dollar-for-dollar the amounts payable hereunder.

(b) If the CLT member is terminated from employment with CEB without Cause, for a period of twelve (12) months following the CLT member’s termination (the “coverage period”), he/she shall be entitled to the continuation of the same or equivalent health benefit coverage as he/she was receiving immediately prior to termination at active employee rates, and his/her COBRA period shall commence at the end of such twelve (12) month period. These benefits shall be reduced to the extent of the eligibility of the CLT member for substantially equivalent coverage from any successor employer.

(c) Receipt of above benefits is subject to the CLT member signing (and not revoking) a Release as defined above. The above benefits are available only to CLT members who are terminated by CEB without Cause, and are not available in the event of voluntary resignation or termination due to death or disability or for Cause.

Accrued Benefits
Upon termination of the employment of the CLT member for any reason, he/she shall be entitled to receive any unpaid Base Salary through the date of such termination and any bonus earned but unpaid as of the date of such termination for any previously-completed fiscal year of the Company. In addition, the CLT member shall be entitled to prompt reimbursement of any unreimbursed expenses properly incurred in accordance with Company policies prior to the date of his/her termination. The CLT member shall also receive such other compensation (including any stock options or other equity-related payments) and benefits, if any, to which he/she may be entitled from time to time pursuant to the terms and conditions of the employee compensation, incentive, equity, benefit or fringe benefit plans, policies or programs of the Company.

Section 409A of the Internal Revenue Code
Notwithstanding any other provision of this Severance Program to the contrary, severance benefits pursuant to the Severance Program, to the extent of payments made from the date of termination of the CLT member’s employment through March 15 of the calendar year following such termination, are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury regulations and thus are payable pursuant to the ”short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations. To the extent such severance payments are made following said March 15, they are intended to constitute separate payments for purposes of Section 1.409A-1(b)(9)(iii) of the Treasury Regulations to the maximum extent permitted by said provision, with any excess amount being regarded as subject to the distribution requirements of Section 409A(a)(2)(A) of the Internal Revenue Code, including, without limitation, the requirement of Section 409A(a)(2)(B)(i) of the Internal Revenue Code that payment be delayed until six (6) months after separation from service if the CLT member is a “specified employee” with the meaning of the aforesaid section of the Internal Revenue Code at the time of such separation from service.

Amendment
CEB reserves the right to amend and/or discontinue this program at any time through action of the Board of Directors or the Compensation Committee. The Compensation Committee reserves the right to interpret the terms of the program, and any such interpretation shall be final and binding on all persons.